Exhibit 99.2

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

Report of Independent Registered Public Accounting Firm

To the Member of

Iota Networks, LLC (f/k/a M2M Spectrum Networks, LLC)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Iota Networks, LLC (f/k/a M2M Spectrum Networks, LLC) (the “Company”), as of May 31, 2018 and 2017, the related statements of operations, member’s deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated net losses and negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these manners are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2016.

Marlton, NJ

March 19, 2019

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

Balance Sheets

	As of May 31
	2018	2017
ASSETS
Current assets
Cash	$1,492,784	$187,090
Other current assets	806,133	351,869
Total current assets	2,298,917	538,959

Property and equipment, net	11,137,089	12,131,735
Due from related party	63,490	25,630
Other assets	230,532	59,072
Total assets	$13,730,028	$12,755,396

LIABILITIES AND MEMBER'S DEFICIT
Current liabilities
Accounts payable and accrued expenses	$7,945,564	$6,444,833
Payroll liability	661,695	257,484
Advance payments	2,392,441	2,392,441
Service obligations	331,280	-
Deferred revenue	89,650	134,217
Total current liabilities	11,420,630	9,228,975

Deferred rent liability	1,699,799	1,393,369
Revenue-based notes, net of financing costs of $1,126,838 and $512,342	59,688,285	44,792,011
Note payable - related party	945,568	4,009,991
Note payable to affiliate	827,349	937,256
Asset retirement obligations	1,676,932	1,619,354
Total liabilities	76,258,563	61,980,956

Commitments and contingencies (Note 11)

Member's deficit	(62,528,535)	(49,225,560)

Total liabilities and member's deficit	$13,730,028	$12,755,396

The accompanying notes are an integral part of these financial statements.

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

Statements of Operations

	For the Years Ended May 31,
	2018	2017

Revenues	$290,491	$497,344

Operating expenses:
Network related costs	7,929,053	9,556,461
General and administrative	7,544,362	7,233,257
Depreciation and amortization	1,010,268	964,154
Total operating expenses	16,483,683	17,753,872

Loss from operations	(16,193,192)	(17,256,528)

Other income (expense):
Interest income	12,141	12,133
Interest expense	(305,095)	(182,456)
Total other income (expense)	(292,954)	(170,323)

Net loss	$(16,486,146)	$(17,426,851)

The accompanying notes are an integral part of these financial statements.

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

Statements of Member's Deficit for the years ended May 31, 2018 and 2017

	Member Units	Profit Participation Units	Amount	Member's Defecit

Balance at June 1, 2016	90,925,518	-	$(31,798,709)	$(31,798,709)

Profit participation units issued		3,939,118	-	-

Net loss for the year ended May 31, 2017			(17,426,851)	(17,426,851)

Balance at May 31, 2017	90,925,518	3,939,118	(49,225,560)	(49,225,560)

Smartcomm contribution (See Note 10)			3,183,171	3,183,171

Profit participation units issued		3,830,343	-	-

Net loss for the year ended May 31, 2018			(16,486,146)	(16,486,146)

Balance at May 31, 2018	90,925,518	7,769,461	(62,528,535)	$(62,528,535)

The accompanying notes are an integral part of these financial statements.

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

Statements of Cash Flows

	For the Years Ended May 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(16,486,146)	$(17,426,851)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,010,268	964,154
Amortization of Deferred finance charges	122,932	98,412
Accretion	51,764	51,662
Loss on disposition of assets	29,190	-
Changes in assets and liabilities:
Decrease (increase) in other current assets	(454,264)	11,000
Increase (decrease) in deferred costs - revenue	-	23,908
Decrease (increase) in other assets	(171,460)	5,140
Increase in accounts payable and accrued expenses	1,477,149	4,569,369
Increase in payroll liability	404,211	257,484
Increase (decrease) in advance payments	-	1,907,290
(Decrease) increase in deferred revenue	(44,567)	(245,679)
Decrease in due from related party	(37,860)	-
Increase in deferred rent liability	306,430	428,410
Increase in accrued interest on revenue-based notes	108,631	1,259
(Decrease) increase in accrued interest on member and related party loans	-	(42,296)
Net cash used in operating activities	(13,683,722)	(9,396,738)

Cash flows from investing activities:
Purchases of property and equipment	(22,764)	(1,310,156)
Proceeds from sale of assets	7,350	-
Net cash used in investing activities	(15,414)	(1,310,156)

Cash flows from financing activities:
Proceeds from revenue-based notes	15,402,139	9,708,552
(Increase) decrease in financing costs (revenue-based notes)	(737,430)	(50,609)
Payments on related parties notes	(77,016)	(116,413)
Proceeds from related parties notes	527,045	110,000
Payments to affiliate	(109,907)	(178,459)
Proceeds from affiliate	-	105,000
Net cash provided by financing activities	15,004,831	9,578,071

Net increase (decrease) in cash and cash equivalents	1,305,694	(1,128,823)
Cash , beginning of year	187,090	1,315,913
Cash, end of year	$1,492,784	$187,090

Supplemental disclosure of cash flow information:
Interest expense paid	$84,341	$66,068

Non-Cash Investment and Financing Activities:
Additions to asset retirement costs	$5,814	$13,594
Accrued interest converted to principal on note payable to affiliate	$-	$60,714
Property and equipment accrued and not yet paid with cash	$23,584	$-
Reduction to related party note payable for assumption of service obligations and conversion to member capital contribution	$3,514,452	$-

The accompanying notes are an integral part of these financial statements.

IOTA NETWORKS, LLC

(F/k/a M2M SPECTRUM NETWORKS, LLC)

notes to the audited financial statements

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Iota Networks, LLC (f/k/a M2M Spectrum Networks, LLC) ("Iota Networks" or the "Company") was organized in May 2013 as an Arizona limited liability company, and has a May 31 year end. The Company provides comprehensive solutions for creating, connecting and managing communications for the Internet of Things (“IoT”).  It is wholly-owned by Spectrum Networks Group, LLC, an Arizona limited liability company (“Spectrum Networks”). The Company is headquartered in Phoenix, Arizona with an additional office in New Hope, Pennsylvania.

Iota Networks is building and operating a Federal Communication Commission (“FCC”)-licensed nationwide wireless network dedicated to the rapidly emerging machine-to-machine industry. It employs FCC-licensed radio spectrum to ensure quality and reliability.  Iota Networks’ network system connects standard Bluetooth Low Energy (BLE) and WiFi-based beacons and sensors to its cloud platform data store, from which any end-user application can access location, tracking, or sensor-based data for inclusion into end-user management systems.  The Company’s business model calls for building a nationwide wireless network by acquiring FCC spectrum licenses.  The FCC regulates the airwaves at different frequencies (MHz and GHz) above the United States of America, and they license bandwidth at different spectrum frequencies using either an auction or application system.  The Company has used the FCC’s application system exclusively.  The FCC places a limit of 20 on the number of frequencies that can be applied for by one party at a time at a given location.  The Company has developed a business plan whereby they charge an upfront fee to entrepreneurs and others that want to acquire spectrum licenses by the FCC’s application system as an investment opportunity (“Partners”). The Company is contracted to provide an FCC application creation and filing service to their customers that enables them to obtain an asset – an FCC radio license to broadcast on certain frequencies exclusively (the “Application Services”).  Iota Networks’ Partners may then lease the FCC license back to the Iota Networks.

The Company also provides services to people who have already obtained a frequency license from other service providers through their license administration and network hosting program (“Network Hosting Services”).  Owners of granted, but not yet operational, FCC licenses can pay an upfront fee to the Company to construct the facilities for their licenses and activate their licenses operationally, thus converting the clients’ ownership of the construction permits into full FCC license authorizations.  Once perfected in this manner, Iota Networks charges the client a recurring yearly license and equipment administration fee.

On July 30, 2018, Iota Communications, Inc. (f/k/a Solbright Group, Inc.), a Delaware corporation ("Iota Communications"), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with its newly-formed, wholly owned Arizona subsidiary (“Merger Sub”), the Company, and Spectrum Networks, pursuant to which, upon satisfaction of certain closing conditions, Merger Sub would merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of Iota Communications.

Effective September 1, 2018, the parties to the Merger Agreement entered into an amendment to the Merger Agreement (the “Amendment”), pursuant to which the terms of the Merger Agreement were amended to reflect that:

●

for all bookkeeping and accounting purposes, the closing of the Merger (the “Closing”) was to be deemed to have occurred at 12:01 am local time on the first calendar day of the month in which the Closing occurs;

●

for the purposes of calculating the number of shares of  Iota Communications’ common stock to be issued in exchange for common equity units of the Company in connection with the Merger, the conversion ratio will be 1.5096; and

●	38,390,322 shares of Iota Communications’ common stock were issued and outstanding as of the Closing. This excludes the 5,038,712 shares issued for the July 2018 conversion of debt as noted below.

Additionally, in July 2018, Iota Communications converted $5,038,712 of convertible debt and accrued interest into 5,038,712 shares of Iota Communications’ common stock. Except as specifically amended by the Amendment, all of the other terms of the Merger Agreement remain in full force and effect. Pursuant to the Merger Agreement, as amended, at the effective time of the Merger:

●	The Company’s outstanding 90,925,518 common equity units were exchanged for an aggregate of 136,938,178 shares of the Iota Communications’ common stock;
●	The Company's outstanding 14,559,737 profit participation units were exchanged for an aggregate of 15,898,110 shares of the Iota Communications’ common stock; and
●	Warrants to purchase 1,372,252 common equity units of the Company were exchanged for warrants to purchase an aggregate of 18,281,494 shares of Iota Communications’ common stock (the “Warrants”).

Warrants are exercisable for a period of five years from the date the original warrants to purchase common equity units of the Company were issued to the holders. The Warrants provide for the purchase of shares of Iota Communications’ common stock an exercise price of $0.3753 per share. The Warrants are exercisable for cash only. The number of shares of common stock to be deliverable upon exercise of the Warrants is subject to adjustment for subdivision or consolidation of shares and other standard dilutive events.

The Merger Agreement, as amended, contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties were subject to indemnification provisions.

In connection with the Merger, on November 26, 2018, the Company’s parent company, which was previously known as Solbright Group, Inc., changed its name to “Iota Communications, Inc.”

NOTE 2 – GOING CONCERN AND LIQUIDITY

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended May 31, 2018, the Company had a net loss of $16,486,146. At May 31, 2018, the Company had a member’s deficit of $62,528,535 and a working capital deficit of $9,121,713. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the date the financial statements are issued. The Company’s ability to continue as a going concern is dependent on its ability to raise the required additional capital or debt financing to meet short and long-term operating requirements. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company is in the beginning stages of marketing its connectivity services to commercial customers and hospitals. Management intends to concentrate its attention on building these recurring sources of revenue.

As of February 28, 2019, the Company’s parent company, Iota Communications, had approximately $1,313,000 in cash, which is not expected to last past May 31, 2019. Management will need to continue to find additional funding to build out its nationwide network as well as reduce or delay capital outlays and operating expenses, in order to fund its operations for the next 12 months. This need may be adversely impacted by uncertain market conditions, the actions of regulatory bodies (i.e. the, FCC), and the ongoing availability of 800 MHz license spectrum.

On January 11, 2019, the Company’s parent company, Iota Communications, completed a tender offer to the holders of the Warrants. Iota Communications offered its existing Warrant holders the opportunity to exercise their Warrants and receive up to an aggregate of 21,937,793 shares of common stock of Iota Communications, representing a 20% bonus. Iota Communications raised approximately $4,115,000 in net cash proceeds from the exercise of 12,322,368 Warrants, for the issuance of 14,786,844 shares of common stock of Iota Communications, as part of the tender offer. Investors also received credits for 14,351,047 MHz-Pops to be used to acquire new spectrum licenses.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP").

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from the estimates. The Company re- evaluates all of its accounting estimates at least annually based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.   There were no cash equivalents at May 31, 2018 and 2017.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. For the year ending May 31, 2018, the Company had approximately $1,081,000 in excess of the FDIC insured limit. There were no amounts in excess of the FDIC insured limit for the year ending May 31, 2017.

Other receivables

Other Receivables are included in other current assets on the balance sheet include amounts due under the various programs including Spectrum Partners, Network Hosting, and Reservation programs.

The Company periodically assesses its accounts and other receivables for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. As of and for the years ended May 31, 2018 and 2017, the Company has determined that an allowance for doubtful accounts was not necessary, and the Company has not experienced any material losses on accounts or other receivables, respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using straight-line method over the estimated useful lives of the related assets. Expenditures that enhance the useful lives of the assets are capitalized and depreciated All site and tower costs are capitalized as construction-in-progress ("CIP"), as incurred. As tower sites become operational and are considered to be placed in service as radios are installed, at which time the Company transfers site specific CIP to capitalized site and tower equipment costs and begins to depreciate those assets on a straight-line basis over 10 years. Network equipment costs for hardware are capitalized, as incurred, and depreciated on a straight-line basis over 5 years. Furniture, fixtures and equipment are capitalized at cost and depreciated on a straight-line basis over useful lives ranging from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Software Development Costs

The Company is developing software for a multi-layered system of application platforms that will utilize the GPS capabilities of the spectrum network and other leased network availability, to provide solutions for customers. The Company follows the guidance of ASC 985-20, “Costs of software to be sold, leased, or marketed”, which calls for the expense of costs until technical feasibility is established. Any costs the Company had incurred during planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications are expensed as incurred. Once technical feasibility of the product has been established, the Company capitalizes the costs, until the product is available for general release to customers. The capitalized costs are amortized on a product-by-product basis over the estimated economic life of the product. At the period end, the Company compares the unamortized capitalized costs to the estimated net realizable value, and if the unamortized costs are greater than the expected future gross revenues, the excess is written down to the net realizable value.

For the products which have been released to date, there have not been substantial revenues, and therefore the Company wrote down their unamortized costs in prior periods. As of May 31, 2018, there are no software or related products that have reached technical feasibility. For the years ending May 31, 2018 and 2017, approximately $1,900,000 and $2,200,000 in software development costs have been expensed as research and development expenses, and are included in general and administrative expenses on the statement of operations.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then assets are written down first, followed by other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. Based on management's evaluations, no impairment charge was deemed necessary for the years ended May 31, 2018 and 2017.

Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact management's assumptions as to sales prices, costs, or other factors that may result in changes in the Company’s estimates of future cash flows. Although management believes the assumptions used in testing for impairment are reasonable, changes in any one of the assumptions could produce a significantly different result.

Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with authoritative guidance that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. An asset retirement obligation is defined as a legal obligation associated with the retirement of tangible long-lived assets in which the timing and/or method of settlement may or may not be conditional on a future event that may or may not be within the control of the Company. When the liability is initially recorded, the Company capitalizes the estimated cost of retiring the asset as part of the carrying amount of the related long-lived asset. The Company estimates the fair value of its asset retirement obligations based on the discounting of expected cash flows using various estimates, assumptions and judgments regarding certain factors such as the existence of a legal obligation for an asset retirement obligation; estimated amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates.

The asset retirement obligations of the Company are associated with leases for its tower site locations. For purposes of estimating its asset retirement obligations, the Company assumes all lease extension options will be exercised for the tower site locations, consequently resulting in measurement periods of 5 - 30 years. Accretion associated with asset retirement costs is recognized over the full term of the respective leases, including extension options. Accretion expense included in general and administrative operating expenses on the statement of operations was $51,764 and $51,662 for the years ended May 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, other receivables, accounts payable, payroll liabilities, advances and revenue-based notes.  The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

●	Level 1 Inputs – Quoted prices for identical instruments in active markets.
●

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

●	Level 3 Inputs – Instruments with primarily unobservable value drivers.

Deferred Rent

The Company recognizes escalating rent provisions on a straight-line basis over the lease term. For leases associated with its tower site locations, the Company assumes all lease extension options will be exercised resulting in lease terms of 5 - 30 years. For leases associated with office space, the Company assumes the initial lease term, generally 5 years. A deferred rent liability is recognized for the difference between actual scheduled lease payments and the rent expense determined on a straight-line basis. The deferred rent liability was $1,699,799 and $1,393,369 for the years ended May 31, 2018 and 2017, respectively.

Revenue Recognition

Network Hosting

Revenue consists of the following by domestic geographic location:

U.S. Geographic Region	May 31, 2018	May 31, 2017
West	$161,874	$277,142
Midwest	6,367	10,900
Southwest	56,527	96,780
Southeast	65,723	112,522
	$290,491	$497,344

Revenue Streams

The Company derives revenues from FCC license services provided to customers who have already obtained a frequency license from other service providers which are classified as a network hosting agreement ("Network Hosting"). Additionally, owners of granted, but not yet operational, FCC licenses (termed “FCC Construction Permits” or “Permits”) can pay an upfront fee to the Company, for the Company to construct the facilities for the customers licenses and activate their licenses operationally, thus converting the customers’ ownership of the Construction Permits into full FCC License Authorizations. Once the construction certification is obtained from the FCC, the Company may enter into an agreement with the Licensee to lease the spectrum on similar terms to those referenced above. Once perfected in this manner, the Company charges the customer recurring yearly license and equipment administration fee of 10% of the original payment amount. Taken together, these services constitute the Company’s “Network Hosting” services. Owners of already perfected FCC licenses can pay an upfront fee and the Company charges annual renewal fee of 10% of the upfront application fee for maintaining the license and equipment and allowing the client access to their FCC license outside of the nationwide network.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC Topic 606. The Company’s contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company has determined there are three performance obligations related to the Network Hosting agreements.

The first performance obligation arises from the services related to obtaining FCC license perfection; the second maintaining the license in compliance with regulatory affairs and the third the services related to acting as a future sales or lease agent for the customer. Given the nature of the service in the first performance obligation, the Company recognizes revenue from the upfront fees at the point in time that the license is perfected.

The Company recognizes the annual fee revenue related to the second performance obligation ratably over the contract term as the services are transferred and performed. Amounts received prior to being earned are recognized as deferred revenue on the accompanying balance sheet.

Pursuant to its network hosting agreements, the Company also derives revenues from annual renewal fees from its Licensees for the purpose of covering costs associated with maintaining and operating the licenses. Annual renewal fee revenue is recognized ratably over the renewal period as the services are performed and additional revenue collected. The third performance obligation is for future possible services and would be recognized when and if the performance obligation is satisfied.

As the Company builds-out its nationwide spectrum network, it intends to begin generating core revenues from connectivity subscriptions, software subscriptions, and the sale and/or leasing of network devices.

Practical Expedients

As part of ASC 606, the Company has adopted several practical expedients including:

●

The Company has determined that it need not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised service to the customer and when the customer pays for that service will be one year or less.

●

The Company has chosen to adopt as a practical expedient an accounting policy that permits the Company to expense the costs to obtain a contract as incurred, when the expected amortization period is one year or less.

●

The Company has chosen to adopt as a practical expedient an accounting policy that permits the Company to not capitalize contract costs, if the amortization period of the asset would be less than one year.

Income Taxes

The Company is a single-member limited liability company, which is deemed to be a disregarded entity for federal and state income tax reporting purposes. All income, deductions, and related tax attributes pertaining to the Company are included in the tax returns for Spectrum Networks Group, LLC, a multi-member Arizona limited liability company treated as a partnership for federal and state income tax purposes. Consequently, income taxes are not payable by, or provided for, the Company. Members are taxed individually on their shares of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with tax regulations and the Company's operating agreement.

For all open years and for all major taxing jurisdictions, management has concluded that the Company is a pass- through entity and there are no uncertain tax positions that would require recognition in the financial statements.

Generally, the tax authorities may examine the Company's tax returns for three years from the date of filing. The Company has not been subject to any such examinations as of the reporting date.

Advertising and Marketing Costs and deferred finance charges

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $446,872 and $880,491 for the years ended May 31, 2018 and 2017, respectively.

Broker fees associated with the procurement of SP program are deferred and capitalized as deferred financing costs offset against the revenue-based loans. These financing costs are amortized over the initial five-year term of the spectrum partners program. Amortization of previously deferred financing costs was $122,932 and $98,412 for the years ended May31, 2018 and 2017, respectively.

Research & Development Costs

In accordance with ASC 730-10-25, research and development costs shall be charged to expense when incurred. Total research and development costs charged to general and administrative expense on the accompanying statement of operations were $2,137,686 and $4,451,380 for the year ended May 31, 2018 and 2017, respectively, which is inclusive of the previously disclosed software development expense.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company adopted ASC 606 beginning on June 1, 2016, as the Company did not have significant in process revenues prior to that time the Company did not record a retrospective adjustment but opted for full retrospective method for all contracts.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard will be effective for interim and annual periods beginning June 1, 2019 and requires either a modified retrospective transition approach with application in all comparative periods presented, or an alternative transition method, which now allows entities the option of recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The Company is currently evaluating the potential impact of this standard on their financial position and results of operations.

In January 2017, FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”. The amendments in this Update is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the potential impact of this standard, but do not expect it to have a material impact on the Company's financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments”. The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for the Company beginning in the first quarter of fiscal 2019. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the potential impact of this standard, but do not expect it to have a material impact on the Company's financial statements and related disclosures.

During the year ended May 31, 2018, there were several new accounting pronouncements issued by the Financial Accounting Standards Board. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of May 31, 2018, through the date which the financial statements were issued, or March 19, 2019. Based upon the review, other than described in Note 15 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 4 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	May 31, 2018	May 31, 2017

Other receivables	$625,558	$309,275
Prepaid legal fees & other expense	180,575	42,594
Total other current assets	$806,133	$351,869

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	May 31, 2018	May 31, 2017

Site and tower equipment	$3,429,962	$3,403,131
Network equipment	3,826,596	3,856,557
Asset retirement costs	1,487,947	1,482,133
Furniture, fixtures and equipment	278,825	265,887
Construction in progress	4,825,906	4,825,906
Total	13,849,236	13,833,614
Less: accumulated depreciation	(2,712,147)	(1,701,879)
Property and equipment, net	$11,137,089	$12,131,735

Total depreciation expense for the years ended May 31, 2018 and 2017 was $1,010,268 and $964,154, respectively.

NOTE 6 – ADVANCE PAYMENTS

As of May 31, 2018 and 2017, the Company has received $2,392,441 of proceeds from an investor, as an advance against a future equity position in the Company. As of the reporting date, the terms, conditions, and form of equity are the subject of ongoing negotiations with the investor. In the meanwhile, no restrictions have been placed on the Company as to the immediate availability and use of these funds for operating purposes. Subsequent to May 31, 2018, and prior to the merger as discussed in Note 15, the advance payments were converted to member’s equity.

NOTE 7 – REVENUE-BASED NOTES, DEBT AND ACCRUED INTEREST

Revenue based notes, debt securities and accrued interest consists of the following:

	May 31, 2018	May 31, 2017
Spectrum Partners Program	$52,030,566	$44,714,894
Reservations Pool Program	1,838,050	588,200
Accrued interest on Reservations Pool Program	109,890	1,259
Solutions Pool Program	6,836,617	-
Revenue based notes	60,815,123	45,304,353
Financing costs	(1,126,838)	(512,342)
	$59,688,285	$44,792,011

Spectrum Partners Program

The Company’s Spectrum Partners Program is deemed to be revenue-based notes and represent a noncurrent liability of the Company, which is a component provision of its spectrum lease agreements with the licensees thereunder. The Company determined that due to the previsions of ASC 470-10-25, the Company’s “significant continuing involvement in the generation of the cash flows due to the Spectrum Partners,” that the Company should record this as a debt obligation as opposed to deferred income.

Maturities of these noncurrent debt obligations over the next five years are not readily determinable because of the uncertainty of the amount of future revenues subject to the ten percent revenue pool described below.

The source of repayment is the respective licensees' allocable shares of a quarterly revenue pool established by the Company, payable one quarter in arrears. The loans are deemed fully repaid when all principal has been fully paid.

The revenue pool consists of ten percent of the monthly recurring revenue generated from the operation of the Company's network during each fiscal quarter. Recurring network revenues are limited to revenues collected on a continuing basis for the providing of machine-to-machine communication services from the Company's network clients, and are net of all refunds of recurring revenue, including customer or reseller discounts, commissions, referral fees and/or revenue sharing arrangements. Specifically excluded revenues include: revenues from network hosting services; revenues collected to construct licenses; brokerage fees and commissions; and any one-time nonrecurring revenue including set-up, installation, termination and nonrecurring services; return/restocking revenue; revenues from sales or analysis of network data; revenue from the sale or lease of devices; and revenue from consulting services.

Allocation of Revenue Pool payments are to be applied in the following order of priority:

(i)	First, to any outstanding Loan Amount until fully paid;
(ii)	Thereafter, to lease payments;
(iii)	If, however, the Agreement has been terminated or not renewed before a payment is due, then such payment shall be reduced to the amount necessary to pay the loan amount.

Reservation Program

The Company’s Reservation Program, initially launched in April 2017, is intended to facilitate the (i) application for FCC spectrum licenses and (ii) the buildout of FCC granted licenses and (iii) the leasing of those spectrum licenses for clients previously under contract with Smartcomm, LLC (a related party).

Pursuant to the terms of the Company’s Reservation Program, a Licensee agrees to loan funds to the Company for the purpose of constructing its spectrum licenses when granted by the FCC. The loan term is ten years with simple interest thereon at the rate of 7% per annum. Interest payments due to Licensees, payable quarterly in arrears, are made from a separate Reservation Pool the funding of which is based on a percentage formula of monthly recurring revenue and MHz/Pops under reservation. If, or when, a license is granted and at such time that the Company certifies that license construction is complete, the outstanding loan amount is deemed to be paid in full. Thereafter, the Licensee is transferred into the Spectrum Partners Program and future lease payments to the Licensees are made from the Revenue Pool related thereto and discussed above. If an FCC spectrum license is not granted within ten years of the effective date of the Reservation Program Agreement effective date, then the outstanding loan amount and unpaid accrued interest becomes due and payable. The Company intends to convert all of the Reservations Program Notes to the Spectrum Program Partners revenue notes prior to expiration of the notes.

Solutions Pool Program

The Company’s Solutions Pool Program, initially launched in April 2017, is intended to increase investor returns for the spectrum partner returns on their investment and enable them to receive additional funds from the pool. Pursuant to the terms of the Solutions Pool Program, a Licensee agrees to invest additional funds to the Company for the purpose of obtaining a larger revenue percentage payment as consideration for the additional funds. Payments due to Solutions Pool Participants, payable quarterly in arrears, are made from the same Spectrum Partners lease pool payments on a percentage formula of the total investment in the solutions pool.

Concentration of Risk - Debt

There are no individual loan obligation great than 10%, but the Company's loan obligations with the top four licensees, under the Company's spectrum partners program, represented $11,260,957 and $11,126,023 of the total outstanding principal loan obligations, as of May 31, 2018 and 2017, or 18.5% and 24.5%, respectively. The amounts owed these partners is further detailed below:

Spectrum Partner	May 31, 2018	May 31, 2017
A	4,000,000	4,000,000
B	2,806,704	2,671,770
C	2,619,734	2,619,734
D	1,834,519	1,834,519
	11,260,957	11,126,023

Total Revenue Based Loans	60,815,123	45,304,353
	18.5%	24.5%

NOTE 8 – NOTE PAYABLE TO AFFILIATE

On February 6, 2017, the Company issued a new promissory note to replace three prior notes collectively totaling $950,000. Accrued interest of $60,714, under the prior notes, has been added to the principal under the new note. For the year ended May 31, 2017, an additional $105,000 has been advanced by the member and $178,459 in payments has been made under this note for the year ending May 31, 2017. For the year ended May 31, 2018, there were no additional advances and payments of $131,850 under this note were made; which includes interest paid of $21,943.  The note calls for periodic graduated annual adjusted rates of interest beginning at 2% and ending at 8%. Fifty-percent of the annual interest is required to be paid beginning on or before December 31, 2017 and each year thereafter with the remaining accrued balance added to principal. Interest is to compound annually. If not sooner paid, the note matures on December 31, 2023.

The note provides for alternative payments in equity, whereunder the Company may pay all or part of the outstanding loan balance through the issuance of: (a) membership units; or (b) membership units or shares of stock, as applicable, in the parent company, at the fair market value of such units or shares at the time of issuance.

The outstanding principal balance of this loan is $827,349 and $937,256, as of May 31, 2018 and 2017, respectively. Interest paid under this note was $21,943 and $6,541 for the years ended May 31, 2018 and 2017, respectively.

NOTE 9 – ASSET RETIREMENT OBLIGATIONS

The following is a summary of the Company’s asset retirement obligations:

	May 31, 2018	May 31, 2017
Beginning balance, as of June 1,	$1,619,354	$1,554,098
Liabilities incurred	5,814	13,594
Accretion expense	51,764	51,662
At end of year	$1,676,932	$1,619,354

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company engaged in transactions with Smartcomm, LLC and its related entities, including advances of funds and allocations of shared expenses (e.g. payroll and office rent). A member of the Company is the majority member in Smartcomm, LLC.

Smartcomm, LLC is a majority member in License Acquisitions, LLC.

Smartcomm License Services, LLC is a single member limited liability company wholly-owned by Smartcomm, LLC. The Company's obligations to this Smartcomm-controlled entity is the result of cash advances received by the Company.

Shared Staffing and Related Payroll Costs

The Company has maintained an informal employee payroll expense sharing arrangement with Smartcomm, LLC. The Company recognizes a credit offset to employee payroll costs with a corresponding charge against its outstanding liability to Smartcomm, LLC pertaining to Smartcomm, LLC's allocated share of employee payroll costs. The employee payroll cost allocations under this arrangement are determined by management based on the amount of time employees were providing services to the two companies.

For the years ended May 31, 2018 and 2017, the employee payroll cost allocation to Smartcomm by the Company was $94,449 and $131,536, respectively.

Shared Office Space

The Company shares office space with Smartcomm, LLC and allocates a portion of the rent expense to Smartcomm, LLC. For the years ended May 31, 2018 and 2017, the Company paid $221,779 and $217,871, respectively, in lease payments, net of $3,697 and $7,261, respectively, which was allocated to Smartcomm, LLC.

Promissory Note

As of September 1, 2016, the Company issued a promissory note to Smartcomm in satisfaction of its obligations associated with these cash advances and expense allocations. The original principal amount of the note was $3,971,824, which matures on December 31, 2023. The note calls for periodic graduated annual adjusted rates of interest beginning at 2% and ending at 8%. Fifty-percent of the annual interest is required to be paid beginning on or before December 31, 2017 and each year thereafter with the remaining accrued balance added to principal. Interest is to compound annually. If not sooner paid, the note matures on December 31, 2023.

The note provides for alternative payments in equity, whereunder the Company may pay all or part of the outstanding loan balance through the issuance of: (a) membership units; or (b) membership units or shares of stock, as applicable, in the parent company, at the fair market value of such units or shares at the time of issuance.

For the year ended May 31, 2017, Smartcomm, LLC advanced an additional $110,000 and the Company made payments of $175,940 , which includes interest payments of $59,527.  For the year ended May 31, 2018, Smartcomm, LLC advanced an additional $527,044 and made payments of $139,414, which includes interest payments of $62,398 during the year.  In addition, as satisfaction of this note, Iota Networks assumed specific license application service obligations of Smartcomm, LLC in the amount of $331,280, and the remaining balance of note was treated as a capital contribution from a related party of $3,183,172. The outstanding principal balance of this loan is $945,568 and $4,009,991, as of May 31, 2018 and 2017, respectively.

Guaranteed Payments and Promissory Note

The Company makes periodic disbursements of guaranteed payments to the two members of Spectrum Networks, Carole Downs and Barclay Knapp (the “Affiliates” or each individually an “Affiliate”). The Affiliates have an understanding that they shall receive equal guaranteed payments as compensation. All such guaranteed payments made to the Affiliates are expensed as incurred on the Company’s statement of operations. For the year ended May 31, 2018 and 2017, the Company made guaranteed payments to the Affiliates of $595,000 ($297,500 per Affiliate) and $90,000 ($45,000 per Affiliate), respectively.

The Company has an interest‐bearing promissory note with an Affiliate, dated February 6, 2017 (“Note Payable with Affiliate”). At minimum, the note requires that one‐half of the current accrued interest be paid each year on or before year-end with the remainder of accrued interest adding to the principal of the note. Periodic payments of principal can be made without penalty. The note has a maturity date of December 31, 2023, at which time it is required to be paid in full. The Company makes periodic payments of principal and interest throughout the year. Any payments are applied first to accrued interest, and then to principal. (See note 8 for additional disclosure about the note)

Pursuant to the agreement between the Affiliates, to the extent the one Affiliate received additional guaranteed payments in excess of those received by the other Affiliate as of the close of the fiscal year, such excess shall not be considered a guaranteed payment. Rather the excess shall be applied as payments against the Note Payable with Affiliate. The payments are first applied to accrued interest and then to principal on the promissory note. For the year ended May 31, 2018 and 2017, the Company made payments of this nature on the promissory note of  $91,850 and $120,000, respectively.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases tower space in various geographic locations across the United States, upon and through which its spectrum network is being developed. Generally, these leases are for an initial five-year term with annual lease rate escalations of about 3%. With limited exception, the leases provide anywhere from one to as many as five, 5-year options to extend. Rent expensed under these short-term residential leases was $4,945,233 and $4,383,140 for the years ended May 31, 2018 and 2017, respectively. Most of these leases require the Company to restore the towers to their original pre-lease condition, which creates the asset retirement obligations previously discussed in Note 6.

The Company leases office space in Phoenix, Arizona. The lease expired on February 28, 2019 (see Note 15). Management has the option to extend this lease for one additional five-year term at then-prevailing market rates. Also, see Note 10 - Related Party Transactions; Shared Office Space.

The Company leases office space in New Hope, Pennsylvania. The lease expired on December 31, 2018. The lease has been extended to March 31, 2018 and will continue to renew on a month to month basis. Actual rent expense paid under this lease was $240,265 and $220,033 for the years ending May 31, 2018 and 2017, respectively.

The future minimum rental payments for these lease obligations over the next five years and thereafter are as follows:

	Tower Sites	Phoenix Office	New Hope Office	Totals
2019	$4,092,279	$168,533	$142,970	$4,403,782
2020	4,190,277	222,756	-	4,413,033
2021	4,287,184	228,618	-	4,515,802
2022	4,404,832	234,480	-	4,639,312
2023	4,594,580	240,342	-	4,834,922
Thereafter	13,062,990	246,204	-	13,309,194
	$34,632,142	$1,340,933	$142,970	$36,116,045

The deferred rent liability associated with these leases was $1,699,799 and $1,393,369 as of May 31, 2018 and 2017, respectively

The Company periodically enters into residential apartment leases for terms of 12-months or less. These units serve as temporary lodging for the benefit of the Company and its employees traveling between Company offices in Phoenix and New Hope. There are no future minimum rental payments required under these leases beyond 12-months. Rent expensed under these short-term residential leases was $20,425 and $29,630 for the years ended May 31, 2018 and 2017, respectively.

Litigation

David Alcorn Professional Corporation, et al. v. M2M Spectrum Networks, LLC, et al.

On September 7, 2018, David Alcorn Professional Corporation and its principal, David Alcorn (“Alcorn”) filed a lawsuit against the Company. The counts are for Fraudulent Transfer and Successor Liability as to the Company, based on claims that the Company is really just a continuation of Smartcomm, LLC’s business, and that money was improperly transferred from Smartcomm, LLC to the Company to avoid Smartcomm, LLC’s creditors. The Company believes the true nature of this dispute is between Alcorn and Smartcomm, LLC. Alcorn is owed approximately $900,000 by Smartcomm, LLC, for which the parties have been negotiating settlement options, and the Company believes it appears they are close to settlement. The Company has tried to facilitate settlement between those parties by offering to prepay its note payable to Smartcomm, allowing the proceeds to be used to pay Smartcomm’s judgment creditors. The Company and Smartcomm, LLC believe the claims in the complaint to be completely meritless, and plan to vigorously defend against this complaint, and therefore no accrual has been considered to be necessary to recognize as of May 31, 2018.

Vertical Ventures II, LLC et al v. Smartcomm, LLC et al

On July 21, 2015, several Smartcomm, LLC clients filed a lawsuit against Smartcomm, including the Company. The complaint alleges breach of contract on the part of Smartcomm and the Company, among other allegations. Management believes the allegations are without merit and baseless, as Smartcomm delivered the licenses and the Company has performed all of its obligations. Management intends to defend the counts via summary judgment. To date, Smartcomm has been paying the cost to defend against this complaint.

Smartcomm, LLC and the Company have sued the manager of one of the plaintiffs for indemnity of all legal expenses and intends to do the same as to the other plaintiffs for issues relating to the first public notice licenses because they each signed indemnity agreements. An accrual in the amount of $300,000 was included in accounts payable for the years ended May 31, 2018 and 2017.

Dorothy Agar et al v. Michael Judy et al

In April 2014, the plaintiffs filed a lawsuit that included among the named defendants, the Company. The Company's involvement in the complaint stems from a dispute over a $25,000 expenditure. Management believes that the Company's exposure is limited to the $25,000. Management, along with the other defendants will defend the action, which is in the early pleading stages. The Company has asserted that the court has no jurisdiction over the Company. Management believes it is possible the complaint may get dismissed on those grounds. If so, it is possible the plaintiffs will choose not to file a new litigation. As the complaint moves forward, management will measure the ongoing cost of defense against settlement.

NOTE 13 – PROFIT PARTICIPATION PROGRAM

On June 1, 2016, the Company adopted a profits participation program, the 2016 Restricted Unit Plan (the "Plan"), as additional incentive to attract and retain qualified and competent persons who provide services to the Company and upon whose efforts and judgment the success of the Company is dependent.

In the event of a liquidation event, as defined under the Plan, restricted rights holders are entitled to a distribution, if such an event results in at least $25 million in proceeds. The distribution priority is first to preferred members, then to common members, then to all members, on a pro rata basis, which includes the restricted unit holders. The restricted units are non-voting units. Subsequent to year end, the Company issued an additional 6,790,275 of profit participation units.

Subsequent to year end, effective September 1, 2018, in connection with the Merger (Note 15), the 14,559,737 outstanding profit participation units were exchanged for 15,898,110 shares of Iota Communications’ common stock. As a result of this conversion, the Company recognized approximately $6.0 million of stock compensation expense in the second fiscal quarter for the year ended May 31, 2019.

NOTE 14 – WARRANTS

Between March to May of 2018, the Company issued 1,361,714 of warrants to purchase the common stock of an as yet unincorporated entity for $5.00 per share. The warrants were in anticipation of the Company forming a new entity and allowed the holders to exercise and convert to common stock of the newly formed entity, once incorporated. The warrants did not allow any recourse or the holder to purchase any of the membership interests of the Company. The warrants were set to expire upon the earliest to occur of the five-year term or the sale of the Company. Subsequent to year-end, the Company issued an additional 10,538 of warrants for total warrants outstanding of 1,372,252. Given these facts and circumstances, the Company has not recorded any stock compensation or additional paid in capital for these warrants at this time. As described in Note 1 above, at the time of the Merger, these warrants were exchanged for 18,281,494 Warrants of Iota Communications. As a result of these Warrants, the Company recognized approximately $4.0 million of stock compensation expense in the second fiscal quarter for the year ended May 31, 2019.

NOTE 15 – SUBSEQUENT EVENTS

Effective September 1, 2018, the Company entered into the Merger Agreement with Iota Communications, Merger Sub, and Spectrum Networks, pursuant to which Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Iota Communications.

Pursuant to the Merger Agreement, as amended, at the effective time of the Merger:

●	the Company’s outstanding 90,925,518 common equity units were exchanged for an aggregate of 136,938,178 shares of Iota Communications’ common stock;
●	the Company’s outstanding 14,559,737 profit participation units were exchanged for an aggregate of 15,898,110 shares of Iota Communications’ common stock; and
●	warrants to purchase 1,372,252 common equity units of the Company were exchanged for Warrants to purchase an aggregate of 18,281,494 shares of Iota Communications’ common stock.

The Warrants are exercisable for a period of five years from the date the original warrants to purchase common equity units of the Company were issued to the holders. The Warrants provide for the purchase of shares of the Iota Communications’ common stock an exercise price of $0.3753 per share. The Warrants are exercisable for cash only. The number of shares of Common Stock to be deliverable upon exercise of the Warrants is subject to adjustment for subdivision or consolidation of shares and other standard dilutive events.

Immediately following the Merger, Iota Communications had 196,570,322 shares of common stock issued and outstanding. The pre-Merger stockholders of Iota Communications retained an aggregate of 43,429,034 shares of common stock of Iota Communications, representing approximately 22% ownership of the post-merger company. Therefore, upon consummation of the Merger, there was a change in control of Iota Communications, with the former owners of the Company effectively acquiring control of Iota Communications. The Merger will be treated as a recapitalization and reverse acquisition for financial accounting purposes. Iota Networks is considered the acquirer for accounting purposes, and the registrant’s historical financial statements before the Merger will be replaced with the historical financial statements of Iota Networks before the Merger in future filings with the Securities and Exchange Commission.

On January 11, 2019, the Iota Communications completed a tender offer to the holders of the Warrants. Iota Communications offered its existing Warrant holders the opportunity to exercise their Warrants and receive up to 21,937,793 shares of common stock of the Company, which represented a 20% bonus. Approximately 81% of the Iota Communications’ outstanding Warrants were exercised in the tender offer.  Iota Communications raised approximately $4,625,000 in gross cash proceeds from the exercise of 12,322,368 Warrants as part of the tender offer. Participating investors received 14,786,844 shares of common stock of Iota Communications. Net proceeds are anticipated to be approximately $4,115,000 after deducting solicitation agent fees and other offering expenses and are be used primarily for expanding Iota Communications’ IoT network business in addition to other general working capital purposes.  Investors also received credits for 14,351,047 MHz-Pops to be used to acquire new spectrum licenses.  As a result of the 20% bonus warrants and credit to acquire new spectrum licenses, Iota Communications recognized approximately $6.7 million of additional compensation expense in the third fiscal quarter for the year ended May 31, 2019.

In August 2018, the Company entered into a new office lease in Phoenix, Arizona, with a commencement date to begin when work on the space is substantially complete, which occurred around January 1, 2019. The lease is for a sixty-five-month term, with a renewal option of five years. The base rent ranges from approximately $18,000 to $20,000 over the 65 months. The lease included five months of free rent and $38,845 in a tenant improvement allowance, which will be recognized as deferred rent. The Company paid a security deposit of approximately $18,000 in connection with the lease.